Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information contact:	Greg Henslee
Jim Batten
(417) 862-3333

O’REILLY AUTOMOTIVE, INC. UPDATES STATUS OF STORES AFFECTED BY KATRINA

Springfield, MO, September 1, 2005 -- O’Reilly Automotive, Inc. (“O’Reilly” or “the Company”) (Nasdaq: ORLY) today announced that the majority of stores in the areas affected by Hurricane Katrina have reopened. As of 1:00 p.m. CST today, only 19 stores remain closed, 10 of which are ready to reopen once clearance has been given by the authorities. One store has sustained serious damage, and the status of the remaining eight stores is uncertain at this time due to very limited access to some of the affected areas.

“Considering the extent of the overall damage sustained in Louisiana, Mississippi, and Alabama, we feel very fortunate. We have initiated shipments of relief supplies and monetary assistance to our affected team members through our Team Member Emergency fund,” stated Greg Henslee, CEO and Co-President.

“Our team members have pulled together to quickly reopen our Distribution Center in Mobile, Alabama and surrounding stores to provide much needed supplies to the customers in these areas,” said Ted Wise, COO and Co-President.

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional installer markets. Founded in 1957 by the O’Reilly family, the Company operated 1,399 stores within the states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Minnesota, Mississippi, Missouri, Montana, Nebraska, North Carolina, North Dakota, Oklahoma, South Carolina, South Dakota, Tennessee, Texas, Virginia, Wisconsin and Wyoming as of June 30, 2005.

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by forward-looking words such as “expect,”“believe,”“anticipate,”“good,”“plan,”“intend,”“estimate,”“project,”“will” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, our ability to hire and retain qualified employees, risks associated with the integration of acquired businesses, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the Risk Factors sections of the Company’s Form 10-K for the year ended December 31, 2004, for more details.